Exhibit 99.1

For Immediate Release

Tesco Corporation Reports Second Quarter 2014 Results

•Another Record Quarter for Tubular Services Revenue
•Record After Market Sales and Service quarterly revenue
•New Top Drive Backlog Increased to $57 million at quarter end

HOUSTON, August 1, 2014 -- Tesco Corporation (NASDAQ: TESO) ("TESCO" or the "Company") today reported net income of $12.7 million, or $0.31 per diluted share, for the second quarter ended June 30, 2014. Adjusted net income for the quarter was $11.9 million, or $0.29 per diluted share, which excludes the after-tax impact of foreign currency gains in Argentina and Venezuela, totaling $0.8 million, or $0.02 per diluted share. This compares to net income of $3.0 million, or $0.07 per diluted share, in the first quarter of 2014, and net income of $10.2 million, or $0.26 per diluted share, for the second quarter of 2013. Adjusted net income in the first quarter of 2014 was $8.4 million, or $0.21 per diluted share. Second quarter 2014 revenue was $145.1 million, compared to $121.4 million for the first quarter of 2014 and to $129.0 million for the second quarter of 2013.

Julio Quintana, TESCO's Chief Executive Officer, commented, "We are pleased with the overall results of the quarter. We delivered 33 new top drives, a sequential increase of 74%, and reported another quarter of record revenues for tubular services of $58.8 million.

“We continue to see positive trends for top drive sales and bookings in 2014, and we believe expected new top drive shipments in 2014 could approach 2012 levels, primarily from stronger demand from North American and Asian customers. This is supported by a current backlog of 55 units valued at $65 million. Top drive rental utilization and revenue also improved sequentially as activity levels in Mexico increased.

“We generated a record revenue quarter for our After Market Sales and Service business; a key part of our go forward strategy. After-market sales and service revenue increased 29% sequentially from stronger North America demand, higher third-party top drive repairs and the benefit of the Tech Field Services, LLC asset acquisition that closed in May 2014.

“Our Tubular Services business continues its steady climb to yet another record quarter. The increased activity was generated primarily from Latin America and higher CDS sales. Our investments in offshore expansion negatively impacted operating margins during the quarter. However, our strategic investments in offshore equipment and personnel are expected to generate increased offshore revenue and profitability in the second half of 2014 and future years.

“We ended the quarter with almost $100 million in cash, paid our first dividend of $0.05 per share, or $2.0 million, and activated the share repurchase program. No shares were repurchased in the second quarter of 2014 as we established the program. However, approximately 238,000 shares worth approximately $4.9 million have been repurchased to date in the third quarter of 2014.
“We remain focused on the strategy announced in May, focused on growth with improving profitability which will allow us to make future additional investments while returning cash to shareholders," he said.

TESCO CORPORATION
Summary of Results
(in millions, except per share information)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2014	2013	2014	2014	2013
Segment revenue	(Unaudited)		(Unaudited)	(Unaudited)
Top Drives
Sales	$40.5	$29.2	$25.3	$65.9	$62.0
Rental services	26.8	30.8	24.7	51.4	60.5
After-market sales and service	19.0	16.1	14.7	33.7	29.1
	86.3	76.1	64.7	151.0	151.6
Tubular Services
Automated	48.6	43.1	45.0	93.6	83.3
Conventional	10.2	9.6	11.7	21.9	20.6
	58.8	52.7	56.7	115.5	103.9

Casing Drilling	—	0.2	—	—	0.6
Consolidated revenue	$145.1	$129.0	$121.4	$266.5	$256.1

Segment operating income (loss):
Top Drives	$19.4	$17.3	$10.7	$30.1	$32.2
Tubular Services	10.9	11.3	10.9	21.7	18.8
Casing Drilling	—	0.2	(0.3)	(0.3)	2.1
Research and Engineering	(2.5)	(2.5)	(2.5)	(5.0)	(4.5)
Corporate and other	(9.3)	(12.5)	(9.7)	(18.9)	(23.0)
Consolidated operating income	$18.5	$13.8	$9.1	$27.6	$25.6
Net income	$12.7	$10.2	$3.0	$15.8	$19.1
Earnings per share (diluted)	$0.31	$0.26	$0.07	$0.39	$0.48
Adjusted EBITDA(a) (as defined)	$30.0	$25.0	$22.0	$52.2	$47.3
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Operating Metrics

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2014	2013	2014	2014	2013
Number of Top Drive Sales:
New	33	21	19	52	43
Used or consignment	2	3	1	3	5
	35	24	20	55	48
End of period number of top drives in rental fleet	135	133	127	135	133
Rental operating days(a)	5,389	6,164	5,084	10,473	11,991
Average daily operating rate	$4,959	$4,988	$4,858	$4,910	$5,044

Tubular Services:
Number of automated jobs	1,075	975	1,008	2,083	1,931
________________________

(a)	Defined as a day that a unit in our rental fleet is under contract and operating; does not include stand-by days.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2014	2013	2014	2014	2013
Net income under U.S. GAAP	$12.7	$10.2	$3.0	$15.8	$19.1
Income tax expense	6.6	2.6	2.1	8.7	6.3
Depreciation and amortization	10.4	10.2	9.7	20.1	20.2
Net interest expense	0.2	0.4	0.6	0.8	(0.1)
Stock compensation expense-non-cash	1.1	1.6	1.7	2.8	3.3
Bad debt from certain accounts	—	—	1.6	1.6	—
Foreign exchange (gain) loss	(1.0)	—	3.3	2.4	—
Gain on sale of Casing Drilling	—	—	—	—	(1.5)
Adjusted EBITDA	$30.0	$25.0	$22.0	$52.2	$47.3

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

 TESCO CORPORATION
Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions. except earnings per share data)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2014	2013	2014	2014	2013
Net income under U.S. GAAP	$12.7	$10.2	$3.0	$15.8	$19.1
Certain foreign exchange (gains) losses	(0.8)	—	2.9	2.1	—
Bad debt on certain accounts	—	—	1.6	1.6	—
Certain tax-related charges	—	—	0.9	0.9	(1.6)
(Gain)/Loss on sale of Casing Drilling	—	—	—	—	(1.0)
Adjusted Net Income	$11.9	$10.2	$8.4	$20.4	$16.5

Diluted earnings per share:
Net income under U.S. GAAP	$0.31	$0.26	$0.07	$0.39	$0.48
Certain foreign exchange (gains) losses	(0.02)	—	0.08	0.06	—
Bad debt on certain accounts	—	—	0.04	0.04	—
Certain tax-related charges	—	—	0.02	0.02	(0.04)
(Gain)/Loss on sale of Casing Drilling	—	—	—	—	(0.02)
Adjusted Net Income	$0.29	$0.26	$0.21	$0.51	$0.42

(2)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.

Second Quarter 2014 Financial and Operating Highlights

Top Drives Segment

•	Revenue from the Top Drive segment for Q2 2014 was $86.3 million, an increase from revenue of $64.7 million in Q1 2014. Revenue for Q2 2013 was $76.1 million.

•
Top Drive sales for Q2 2014 included 35 units (33 new and 2 used), compared to 20 units (19 new and 1 used) sold in Q1 2014 and 24 units (21 new and 3 used) sold in Q2 2013. In addition, we sold 2 catwalk units (2 new and 0 used), compared to no sales in both Q1 2014 and Q2 2013.

•	Revenue from after-market sales and service for Q2 2014 was a record $19.0 million, an increase of 29% from revenue of $14.7 million in Q1 2014. Revenue was $16.1 million in Q2 2013.

•	Operating days for the Top Drive rental fleet were 5,389 for Q2 2014 compared to 5,084 in Q1 2014 and 6,164 for Q2 2013.

•
Operating income before adjustments in the Top Drive segment for Q2 2014 was $19.4 million, compared to $10.7 million in Q1 2014 and $17.3 million in Q2 2013.  Our Top Drive operating margins before adjustments were 22% in Q2 2014, an increase from 17% in Q1 2014 and a decrease from 23% in Q2 2013. Adjusted operating income in the first quarter of 2014 was $11.6 million, or 18% of revenue.

•
At June 30, 2014, Top Drive backlog was 51 units, with a total potential value of $56.7 million, compared to 45 units at March 31, 2014, with a potential value of $54.7 million.  This compares to a backlog of 10 units at June 30, 2013, with a potential value of $12.9 million.  Today, our backlog stands at 55 units valued at $65.0 million.

  Tubular Services Segment

•
Revenue from the Tubular Services segment for Q2 2014 set another record at $58.8 million, an increase from revenue of $56.7 million in Q1 2014.  Revenue was $52.7 million in Q2 2013.  Revenue increased from Q1 2014 levels due to increased demand internationally for our automated offerings.

•	We performed a record 1,075 automated casing running jobs in Q2 2014 compared to 1,008 in Q1 2014 and 975 in Q2 2013.

•
Operating income before adjustments in the Tubular Services segment for Q2 2014 was $10.9 million, compared to $10.9 million in Q1 2014 and $11.3 million in Q2 2013.  Our Tubular Services operating margins were 18% for Q2 2014, down from 19% in Q1 2014 and 22% in Q2 2013. Adjusted operating income in the first quarter of 2014 was $12.3 million, or 22% of revenue. This sequential decline in operating income is primarily related to start-up costs for offshore expansion efforts and activity interruptions in The Middle East.

Other Segments and Expenses

•
Research and engineering costs for Q2 2014 were $2.5 million, compared to $2.5 million in Q1 2014 and Q2 2013. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•	Corporate costs for Q2 2014 were $9.3 million, compared to $9.7 million for Q1 2014 and $12.5 million in Q2 2013.

•
Net foreign exchange gains for Q2 2014 were $1.0 million, compared to foreign exchange losses of $3.3 million in Q1 2014 and $1.6 million in Q2 2013. Foreign exchange gains of $1.3 million from Argentina and Venezuela were the result of contractual reimbursements from prior quarter devaluations and favorable currency exchanges.

•
Our effective tax rate for Q2 2014 was 34% compared to 41% in Q1 2014 and 20% in Q2 2013. Our effective tax rate, which is income tax expense as a percentage of pre-tax earnings, decreased from Q1 2014 due to the fluctuating mix of pre-tax earnings in the various tax jurisdictions in which we operate around the world, the nondeductible nature of foreign exchange losses, and a $1.4 million of favorable tax settlements in foreign jurisdictions in the three and six months ended June 30, 2013, compared to $0.4 million of unfavorable tax settlements in foreign jurisdictions in the six months ended June 30, 2014.

•	Total capital expenditures were $11.5 million in Q2 2014, primarily for tubular services equipment, compared to $8.0 million in Q1 2014 and $7.6 million in Q2 2013.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter 2014 on August 1, 2014 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-888-510-1765 inside the U.S. or 1-719-457-2628 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until August 15, 2014. To listen to the replay, call 1-888-203-1112 inside the U.S. or 1-719-457-0820 outside the U.S. and enter conference ID 6167892#.
The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.
 TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2013 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue	$145.1	$129.0	$266.5	$256.1
Operating expenses
Cost of sales and services	110.7	98.9	206.6	200.9
Selling, general and administrative	13.4	13.8	27.3	26.6
(Gain) Loss on sale of Casing Drilling	—	—	—	(1.5)
Research and engineering	2.5	2.5	5.0	4.5
	126.6	115.2	238.9	230.5
Operating income	18.5	13.8	27.6	25.6
Interest expense, net	0.2	0.4	0.8	(0.1)
Other expense (income), net	(1.0)	0.6	2.3	0.3
Income before income taxes	19.3	12.8	24.5	25.4
Income taxes	6.6	2.6	8.7	6.3
Net income	$12.7	$10.2	$15.8	$19.1
Earnings per share:
Basic	$0.32	$0.26	$0.39	$0.49
Diluted	$0.31	$0.26	$0.39	$0.48
Dividends per share:
Basic	$0.05	—	$0.05	—
Weighted average number of shares:
Basic	40.2	39.0	40.0	39.0
Diluted	40.8	39.5	40.6	39.5

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$100.0	$97.3
Accounts receivable, net	132.9	142.6
Inventories, net	114.2	97.4
Other current assets	41.4	44.1
Total current assets	388.5	381.4
Property, plant and equipment, net	205.1	204.9
Goodwill	34.4	32.7
Other assets	18.1	18.7
Total assets	$646.1	$637.7
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$0.1	$0.4
Accounts payable	45.6	45.6
Accrued and other current liabilities	46.6	59.1
Income taxes payable	4.3	5.9
Total current liabilities	96.6	111.0
Other liabilities	0.9	0.2
Long-term debt	—	—
Deferred income taxes	8.7	9.5
Shareholders' equity	539.9	517.0
Total liabilities and shareholders’ equity	$646.1	$637.7